NEWS RELEASE

For Immediate Release	Contact: Michael Sund
May 9, 2005	(858) 503-3233

MAXWELL TECHNOLOGIES REPORTS 15% SEQUENTIAL REVENUE INCREASE AND IMPROVED
OPERATING RESULTS IN 1st QUARTER, PROJECTS DOUBLE-DIGIT TOP LINE GROWTH FOR Q2

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Ultracapacitor Revenue Doubles, Q4-Q1, Driven by Transportation and Industrial Application Production Ramps

CONFERENCE CALL AT 5 p.m. (EASTERN) TODAY – DETAILS BELOW

        SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL) today reported a net loss of $2.2 million, or $0.14 per share, on revenue of $9.8 million for its first quarter ended March 31, 2005, compared with a net loss of $5.1 million or $0.33 per share, on revenue of $8.5 million for the fourth quarter ended December 31, 2004.

        Dr. Richard Balanson, Maxwell’s president and chief executive officer, said that the 15 percent quarter-to-quarter revenue increase was driven by strong demand across all of the company’s product lines, and he projected continuing double-digit revenue growth for the second quarter ending June 30, 2005.

        “We are penetrating key strategic markets, as evidenced by major contract wins in Q1 for automotive ultracapacitor modules with the U.S. Advanced Battery Consortium and single board computers for Northrop Grumman, the prime contractor for the next generation weather satellite program, both of which created new, ongoing revenue streams,” Balanson said. “In addition, global demand for our high voltage capacitors for electric utility infrastructure continues the growth trend that began in the second half of last year.”

        Balanson said that ultracapacitor revenue doubled, quarter-to-quarter, to approximately $2.5 million in the first quarter, driven by production ramps for transportation and industrial applications that are expected to sustain continuing rapid growth.

        “The rate of growth in demand for ultracapacitor-based energy storage and power delivery solutions is accelerating, and continues to outpace our previously announced initiatives to increase production capacity and improve efficiency,” Balanson said. “We are stepping up our investments in facilities, product development and process improvements to close that gap and move the company toward profitability.”

        Gross margin increased from 7 percent in the fourth quarter to 29 percent in Q1, reflecting more favorable revenue mix and lower reserves for below-cost sales to strategic ultracapacitor customers. Balanson noted that Q1 operating expenses of $5.1 million were higher than the company’s historic norm, principally due to added headcount and ongoing expenses associated with increased product development activity and Sarbanes-Oxley compliance.

        Cash and investments in marketable securities as of March 31, 2005, totaled $12.7 million, including a $1.7 million customer overpayment which will be repaid, compared with $12.8 million as of December 31, 2004.

        Management will conduct a conference call and simultaneous webcast to discuss first quarter financial results and the outlook for the balance of 2005, and answer analysts’ questions at 5 p.m. (Eastern) today. The call may be accessed by dialing toll-free, (877) 707-9628 from the U.S. and Canada, or (785) 832-0201 for international callers. The webcast and subsequent replay may be accessed at the company’s web site via the following link: http://www.maxwell.com/investors/presentations.html.

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MAXWELL REPORTS 15% SEQUENTIAL REVENUE GROWTH IN 1st QUARTER

        Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules and POWERCACHE® backup power systems provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

        This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and other expressions of management’s belief or opinion that reflect its current understanding or belief with respect to such matters. Such statements include, without limitation, projections of revenue, reserves for delivery of products at prices below our manufacturing cost and operating expenses, including expenses associated with implementation of Section 404 of the Sarbanes-Oxley Act of 2002, for future periods. These estimates and projections and the company’s business prospects in general are subject to numerous risks and uncertainties, including the fact that the company has a history of losses, may not be able to achieve or maintain profitability, and may not be able to obtain sufficient capital to meet customer demand or other corporate needs. Other risks and uncertainties involve our ability to fulfill the terms of research programs and long-term contracts, development and acceptance of products based on new technologies, demand for original equipment manufacturers’ products reaching anticipated levels, general economic conditions in the markets served by the company’s products, cost-effective manufacturing of new products, and the impact of competitive products and pricing, and risks and uncertainties involved in foreign operations, including the impact of currency fluctuations. Future changes in accounting standards or practices may adversely affect our revenue or expenses, and compliance with government regulations may result in additional expenses. We may also be subject to product liability or warranty claims in excess of our reserves, with which we have limited historical experience, and we have undergone government audits of two businesses sold or discontinued in 2001, and cannot be certain that documentation we have provided will be sufficient to avoid significant liabilities arising from those audits. These and other risks are detailed from time-to-time in the Company’s SEC reports, including our most recent Form 10-Q and our Form 10-K for the fiscal year ended December 31, 2004. Actual results may differ materially from those projected. These forward-looking statements represent management’s opinions and beliefs as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$9,545	$10,740
Investments in marketable securities	3,109	2,055
Trade and other accounts receivable, net	6,415	6,911
Inventories, net	8,191	8,105
Prepaid expenses and other current assets	1,208	921

Total current assets	28,468	28,732
Property and equipment, net	10,055	10,892
Other intangible assets, net	1,777	1,891
Goodwill	20,061	21,101
Prepaid pension asset	5,141	5,060
Other non-current assets	--	50

	$65,502	$67,726

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$8,173	$7,291
Accrued warranty	707	701
Accrued employee compensation	1,773	1,591
Short-term borrowings and current portion of long-term debt	1,858	1,970
Deferred tax liability - current portion	407	357
Net liabilities of discontinued operations	845	1,045

Total current liabilities	13,763	12,955
Deferred tax liability - long-term portion	1,235	1,167
Long-term debt, excluding current portion	767	813
Commitments and contingencies
Stockholders' equity:
Common stock, $0.10 par value per share, 40,000 shares authorized; 15,768 and
15,695 shares issued and outstanding at March 31, 2005 and December 31, 2004,
respectively	1,577	1,569
Additional paid-in capital	126,890	126,317
Accumulated deficit	(83,472)	(81,306)
Accumulated other comprehensive income	4,742	6,211

Total stockholders' equity	49,737	52,791

	$65,502	$67,726

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
Net revenues:
Products	$9,785	$8,873
License fees	--	1,000

Total net revenues	9,785	9,873
Cost of sales	6,996	6,915

Gross profit	2,789	2,958
Operating expenses (income):
Selling, general and administrative	3,291	2,767
Research and development	1,750	1,218
Amortization of other intangibles	19	19
Gain on disposal of property and equipment	--	(7)

Total operating expenses	5,060	3,997

Loss from operations	(2,271)	(1,039)
Interest income, net	39	52
Other income, net	173	12

Loss from continuing operations before income taxes	(2,059)	(975)
Income tax provision	144	--

Loss from continuing operations	(2,203)	(975)
Discontinued operations:
Income from discontinued operations, net of tax	37	390

Net loss	$(2,166)	$(585)

Net loss per common share - basic and diluted:
Loss from continuing operations	$(0.14)	$(0.07)
Income (loss) from discontinued operations, net of tax	--	0.03

Net loss per common share	$(0.14)	$(0.04)

Shares used in computing net loss per common share - basic
and diluted
	15,716	14,386